[V3 – March 27, 2020]

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement ("**Agreement**") is made as of the ____ day of March, 2020 (the "**Effective Date**")

BETWEEN AND AMONG:

CULTIVAR HOLDINGS INC., a corporation formed under the laws of the Province of British Columbia, Canada a corporation formed under the law of the Province of Ontario, Canada with registered address situate at Suite 3000, King Street West, TD Centre North Tower, P.O. Box 95, Toronto, Ontario M5K 1G8

("**CULTIVAR**")

-and-

CULTIVAR HOLDINGS LTD., a corporation formed under the law of the Province of Ontario, Canada with registered address situate at Suite 3000, King Street West, TD Centre North Tower, P.O. Box 95, Toronto, Ontario M5K 1G8

("**CHL**")

-and-

CULTIVAR JA LIMITED, a corporation incorporated under the laws of Jamaica at registered address situate 5-9 South Odeon Avenue, Kingston 10 in the parish of Saint Andrew

("**CULTIVAR JA**")

-and-

EUGENE ANTHONY FFOLKES, an individual residing in Jamaica

("**FFOLKES**")

-and-

PETER ABRAHAMS, an individual residing in Jamaica

("**PETER**")

-and-

SHARON ABRAHAMS, an individual residing in Jamaica

("**SHARON**" and together with Peter, referred to herein as "**ABRAHAMS**")

WHEREAS Cultivar, a corporation whose common shares are listed on the CSE, completed the reverse takeover ("**Reverse Takeover**"), the effect of which Cultivar became the sole shareholder of CHL and CHL shareholders became shareholders of Cultivar;

E/

AND WHEREAS pursuant to this Reverse Takeover, among other things, Cultivar assumed the obligations of CHL, including those respecting the Performance Shares and the Options;

AND WHEREAS CHL holds 49% of the issued and outstanding shares in Cultivar JA ("**CHL Shares**") while the remaining 51% of shares is held by Ffolkes and Abrahams, collectively;

AND WHEREAS CHL is entitled to receive a royalty fee of 50% of the gross sales (meaning the amount of all and any revenues derived by operations) of Cultivar JA (the "**Royalty Fee**") pursuant to the Investor Agreement (as defined herein);

AND WHEREAS CHL has agreed to sell, and Ffolkes and Abrahams agree to purchase the following at the Effective Time:

a. the CHL Shares, the result of which Ffolkes and Abrahams will own 100% of the issued and outstanding capital of Cultivar JA; and

b. the Royalty Fee.

AND WHEREAS Ffolkes and Abrahams, for full and valuable consideration for the terms provided in this Agreement, have each agreed that as of the Effective Time:

a. to cancel, or hereby shall cause to be cancelled, the 2,000,000 Cancelled Ffolkes Shares and the 2,000,000 Cancelled Abrahams Shares, registered in his or her name or for his or her benefit, held in escrow pursuant to the Escrow Agreement;

b. the termination of the right to the Performance Shares; and

c. to the cancellation of the Options.

NOW THEREFORE for good and valuable consideration and the mutual covenants and conditions contained, the receipt of which is hereby acknowledged, the Parties hereto agree as follows:

Article I. DEFINITIONS AND SCHEDULES

Section 1.01 ***Definitions.*** Unless otherwise defined, capitalized terms shall have the meaning ascribed it in this Article:

(a) "**Abrahams Shares**" means those 5,000,000 Cultivar Shares registered in the name of "Sharon Abrahams" and the 250,000 Cultivar Shares registered in the name of "Peter Abrahams";

(b) "**Arbitrator**" has the meaning ascribed to it in Article VII;

(c) "**Business Day**" means a day other than a Saturday, a Sunday, a day which is observed as a legal holiday in the City of Toronto in the Province of Ontario and any day on which the Toronto Stock Exchange is not open for the regular conduct of business;

(d) "**Cancelled Abrahams Shares**" means 2,000,000 Cultivar Shares registered to Sharon that are held under the Escrow Agreement which shall be cancelled in accordance with the terms of this Agreement;

G.

(e) "**Cancelled Ffolkes Shares**" means 2,000,000 Cultivar Shares registered to Ffolkes that are held under the Escrow Agreement which shall be cancelled in accordance with the terms of this Agreement;

(f) "**CHL Shares**" has the meaning ascribed to it in the preamble of this Agreement;

(g) "**Claim Notice**" has the meaning ascribed to it in Article IX;

(h) "**CSE**" means the Canadian Securities Exchange;

(i) "**Cultivar Shares**" means the authorized and issued common shares of Cultivar;

(j) "**Dispute**" has the meaning ascribed to it in Article VII;

(k) "**Effective Date**" has the meaning ascribed to it on the first page of this Agreement;

(l) "**Effective Time**" means 12:00 p.m. (Toronto, Ontario, local time) on the Effective Date;

(m) "**Encumbrances**" means any liens, claims, charges, demands, adverse claims, title retention agreements, security interests, pledges, mortgages and encumbrances of any and every nature and kind whatsoever together with any rights, privileges or other matters capable of becoming any of the foregoing;

(n) "**Escrow Agent**" means National Securities Administrators Ltd.;

(o) "**Escrow Agreement**" means the escrow agreement dated ____________, 2019 among, Cultivar, the Escrow Agent and certain shareholders of Cultivar;

(p) "**Ffolkes Shares**" means those 4,500,000 Cultivar Shares registered in the name of "Eugene Anthony Ffolkes", 500,000 Cultivar Shares registered in the name of "Justin Ffolkes" and 500,000 Cultivar Shares registered in the name of "Abigail Ffolkes", totalling 5,500,000 Cultivar Shares;

(q) "**Indemnitees**" has the meaning ascribed to it in Article IX;

(r) "**Indemnitor**" has the meaning ascribed to it in Article IX;

(s) "**Investor Agreement**" means the investor agreement dated February 15, 2018 and the addendum to investor agreement dated February 15, 2018 between Cultivar JA and CHL;

(t) "**Options**" means 800,000 stock options in the capital of Cultivar previously granted to Fflokes, with each options exercisable into a Cultivar Share at an exercise price of $0.25 per share for a period of five years;

(u) "**Party**" means each of Cultivar, CHL, Cultivar JA, Ffolkes and Abrahams, as applicable; and

(v) "**Parties**" means Cultivar, CHL, Cultivar JA, Ffolkes and Abrahams, as applicable; and, collectively;

(w) **"Performance Shares"** means the 500,000 common shares of Cultivar that were to be issued to Ffolkes upon the final approval of Jamaica's Cannabis Licensing Authority for the licenses involved in the cultivation, processing, retail and transportation of cannabis;

(x) **"Reverse Takeover"** has the meaning ascribed to it in the preamble of this Agreement; and

(y) **"Royalty Fee"** has the meaning ascribed to it in the preamble of this Agreement.

Section 1.02 ***Schedules.*** The following schedules to this Agreement are attached to, are incorporated into, and form an integral part of this Agreement:

Schedule	***Description***
A	Investor Agreement
B	Stock Power Form

Section 1.03 ***Recitals Form Part of the Agreement.*** The recitals to this Agreement form an integral part of the agreement and are incorporated herein by reference.

Section 1.04 ***Section References.*** Unless otherwise expressly indicated in this Agreement, any reference which is made in this Agreement to an "Article", "Section", "Subsection" or "Paragraph" means and refers to the Article, Section, Subsection or Paragraph of this Agreement so referenced.

Article II. FFOLKES AND ABRAHAMS PURCHASE OF CHL SHARES

Section 2.01 ***Purchase of Shares.*** Subject to the terms and conditions set forth in this Agreement, Abrahams and Ffolkes hereby purchases from CHL, and CHL hereby sells, assigns and transfers to Abrahams and Ffolkes, the CHL Shares, which totals **[14,700,000]** common shares in the capital stock of Cultivar JA, totalling 49% of the total number of presently issued and outstanding common shares in the capital stock of Cultivar JA.

Section 2.02 ***Representations and Warranties of CHL.*** CHL hereby represents and warrants that as of the Effective Time:

(a) ***Ownership of CHL Shares***: CHL owns, beneficially and of record and free and clear of any and all Encumbrances and with good title thereto, those CHL Shares which are being sold by CHL in accordance to this Agreement; and

(b) ***Power of Vendors to Sell Purchased Shares:*** CHL has the exclusive and legal right, and is entitled, to sell, transfer and assign to Ffolkes and Abrahams, as each shall direct, all of those of the CHL Shares which is being sold pursuant to this Agreement and, upon the completion of such sale, the Ffolkes and Abrahams shall acquire absolute ownership of, and good title to, all of those of the CHL Shares so sold by CHL free and clear of any and all Encumbrances as of the Effective Time.

Section 2.03 ***Director Resignation.*** CHL shall cause Sheldon Kales to resign as a director of Cultivar JA.

Article III. ROYALTY FEE

Section 3.01 ***Investor Agreement***. Cultivar hereby agrees that is has not further interest, rights or obligations under the Investor Agreement, including any interest in the Royalty Fee.

Article IV. CANCELLED FFOLKES SHARES AND CANCELLED ABRAHAMS SHARES

Section 4.01 ***Cancelled Ffolkes Shares and Cancelled Abrahams Shares.*** Subject to the terms and conditions set forth in this Agreement, Ffolkes and Abrahams hereby agree to cancel or shall cause to cancel the Cancelled Ffolkes Shares and Cancelled Abrahams Shares, respectively, upon the Effective Time hereof.

Section 4.02 ***Stock Power Form***. Before or at the Effective Time, Ffolkes and Abrahams shall deliver to Cultivar a completed and fully executed Irrevocable Stock Power Form in the form attached hereto as Schedule B for the Cancelled Ffolkes Shares and Cancelled Abrahams Shares.

Section 4.03 ***Representations and Warranties of Ffolkes and Abrahams.*** Ffolkes and Abrahams hereby represent and warrant that, as of the Effective Time:

(a) ***Ownership of Ffolkes Shares and Abrahams Shares***: The following persons identified in this Section are the registered and beneficial owner of record and holding each of the Ffolkes Shares and Abrahams Shares free and clear of any and all Encumbrances and with good title thereto:

Abrahams Shares: 5,250,000 Cultivar Shares

5,000,000 Cultivar Shares registered in the name of "Sharon Abrahams"

250,000 Cultivar Shares registered in the name of "Peter Abrahams"

Ffolkes Shares: 5,500,000 Cultivar Shares

4,500,000 Cultivar Shares registered in the name of "Eugene Anthony Ffolkes"

500,000 Cultivar Shares registered in the name of "Justin Ffolkes"

500,000 Cultivar Shares registered in the name of "Abigail Ffolkes"

(b) ***Power or Ability to Cause the Cancellation of Ffolkes Shares:*** Ffolkes has the exclusive and legal right and is entitled, or in the absence of such, shall cause the holders of the Cancelled Ffolkes Shares, to cause the cancellation of the Cancelled Ffolkes Shares effective at the Effective Time;

(c) ***Power or Ability to Cause the Cancellation of Abrahams Shares:*** Abrahams has the exclusive and legal right and is entitled, or in the absence of such, shall cause the holders of the Cancelled Abrahams Shares, to cause the cancellation of the Cancelled Abrahams Shares effective at the Effective Time; and

(d) ***Authority of Vendors and Vendor Principals to Execute Agreement***. Each of Ffolkes and Abrahams has attained the age of majority and is legally competent to

execute and deliver this Agreement and all those other transaction documents to which he or she may be made a party and to observe and perform all of the terms, conditions and provisions of this Agreement and such other transaction documents which are required to be observed and performed by him or her.

Article V. CANCELLATION OF PERFORMANCE SHARES AND OPTIONS

Section 5.01 ***Cancellation of Performance Shares.*** Each of Ffolkes and Abrahams hereby acknowledge and agree to Cultivar's termination of any rights that Fflokes and Abrahams have now or in the future to the issuance of the Performance Shares.

Section 5.02 ***Cancellation of Options.*** Ffolkes hereby acknowledges and agrees to Cultivar's cancellation of the Options.

Article VI. RELEASE AND DEATH OF PRINCIPALS

Section 6.01 ***Release of Abrahams and Ffolkes.*** Each of Sharon, Peter and Ffolkes and any of his or her heirs, executors, administrators and assigns, hereby release and forever discharge Cultivar and CHL, and its respective parents, subsidiaries, limited partners, general partners, affiliates, unincorporated divisions, predecessors, successors, assigns, and all of their past and present officers, directors, representatives, agents, shareholders and employees from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which he or she ever had, now have or may have hereafter against any of them for matters contemplated in the Agreement, including but not limited to any of the foregoing with respect to the Cancelled Ffolkes Shares, Cancelled Abrahams Shares, Performance Shares or Options.

Section 6.02 ***Death of Principals.*** In the event of death of either the principal or the individual (as applicable) of Ffolkes or Abrahams, or any registered holder of the Cancelled Ffolkes Shares or Cancelled Abrahams Shares (each, a "**Deceased Principal**") as the case may be, shall be adjusted as may be commercially reasonably required to permit the heirs, executors and legal representatives of the Deceased Principal to take, make or execute such further and other actions, deeds, devises, conveyances and documents and make such payments, as may be necessary or desirable to be legally permitted to effect the matters agreed in this Agreement.

Article VII. DISPUTE RESOLUTION

Section 7.01 Any dispute, controversy or claim arising out of, relating to, or in respect of this Agreement (collectively, a "**Dispute**") shall be finally determined by confidential arbitration under the *Arbitration Act, 1991 (Ontario)*, as amended or replaced from time to time, before a sole arbitrator mutually agreeable to the Parties (the "**Arbitrator**"). If the Arbitrator cannot be agreed upon then either Party may apply to the Ontario Superior Court of Justice to appoint an arbitrator. The initial costs of the Arbitrator will be born equally by the Parties. The Arbitrator shall have the power to award costs in his or her discretion in making his or her award or decision. The seat of the arbitration shall be Toronto, Ontario. The arbitrator's award(s) shall be final and binding and there shall be no appeal. The final award(s) of the arbitrator on the merits of the Dispute shall be released within forty-five (45) days after the completion of the hearing of the Dispute, unless the Parties agree otherwise. The arbitrator shall have jurisdiction to apply all applicable statutes, regulations, common law and equity but shall have no jurisdiction to award punitive or exemplary damages. The arbitrator also may, where requested by a Party, determine the nature and extent of pre-hearing production of documents and oral depositions. The orders

and award(s) of the arbitrator may be enforced in any court of competent jurisdiction. For such purposes and to enforce these dispute resolution provisions, the Parties each submit to the non-exclusive jurisdiction of the courts of Ontario.

Article VIII. INDEPENDENT LEGAL ADVICE

Section 8.01 Each of the Parties hereby expressly acknowledges and agrees that Fogler, Rubinoff LLP has acted only for Cultivar and CHL in the preparation and execution of this Agreement and that it has not in any way acted for, or provided advice to, the Parties in connection with the preparation and execution of this Agreement. Each of the Parties represents and warrants to the other, and expressly acknowledges and agrees, that they have had the opportunity to seek and were not prevented or discouraged by the other from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that either Party did not avail themselves of that opportunity prior to signing this Agreement, they did so voluntarily without any undue pressure and agree that their failure to obtain independent legal advice shall not be used by such Party as a defence to the enforcement of their obligations under the terms and conditions of this Agreement.

Article IX. INDEMNITY

Section 9.01 ***Indemnification by Cultivar JA, Ffolkes and Abrahams.*** Cultivar JA, Ffolkes and Abrahams (the "**Indemnitors**") hereby jointly and severally agree that they shall, and do hereby agree, to indemnify and save harmless Cultivar, CHL and any of its subsidiaries or affiliates and any of its directors, officers, employees, contractors, agents or professional advisors (collectively, the "**Indemnitees**") from and against any and all costs (including fines, penalties and late payment charges and interest thereon), claims, harm, damages, losses and expenses (including all reasonable legal fees and disbursements and court costs) of any and every nature and kind whatsoever (whether arising out of a judgment or otherwise) incurred, sustained or suffered by it as a result of or in any way relating to:

(a) any of the respective representations and warranties of the Ffolkes and Abrahams contained in this Agreement or in any of the other transaction documents having been untrue or inaccurate as at the Effective Time;

(b) any non-compliance or failure to cause the effects contemplated in this Agreement by Ffolkes and Abrahams or any of its representatives;

(c) any and all matters in every nature and kind whatsoever which may be asserted at any time on or after the Effective Time by way of legal proceeding, complaint, assertion, or in any other manner whatsoever by any person against Cultivar, CHL or any of its affiliates, subsidiaries, directors, officers, shareholders, agents or other company representative, respectively, arising out of or based on, in whole or in part, any act, matter or thing which occurred prior to the Effective Time, and without limiting the generality of the foregoing, including any matter arising out of or based on, in whole or in part, of any matter relating to:

i) the business carried on or anticipated by Cultivar JA;

ii) any environmental claim made in relation to any act, omission or other matter involving the Cultivar JA, Ffolkes or Abrahams, which occurred at any time prior to the Effective Time;

iii) any liability existing, claim or cause of action or application (whether known or known) as at the Effective Time;

iv) any negligent or intentional tortious conduct by any Cultivar JA, Ffolkes or Abrahams (or any principal thereto) which occurred or arose at any time prior to the Effective Time;

v) the breach or alleged breach at any time prior to the Effective Time of any contract or obligation to which Cultivar JA is a party, to which it is subject or by which it is bound (including any claims made at any time (whether before or after the Effective Time) alleging that any services provided by it at any time prior to the Effective Time were performed in a negligent, improper or otherwise deficient manner or that any goods provided by it at any time prior to the Effective Time were damaged, defective or unusable (in whole or in part) for their intended purposes); and

vi) any and all costs (including fines, penalties and late payment charges and interest thereon), damages, awards, judgments, sanctions, losses and expenses of any and every nature and kind whatsoever (whether arising out of a judgment, a decision of a labour tribunal, an arbitration decision or otherwise) that are incurred, sustained or suffered by the Indemnitees; and

(d) any and all costs (including fines, penalties and late payment charges and interest thereon), damages, awards, judgments, sanctions, losses and expenses of any and every nature and kind whatsoever (whether arising out of a judgment, a decision of a labour tribunal, an arbitration decision or otherwise) that are incurred, sustained or suffered by the Indemnitees as a result of this Article.

Section 9.02 16.4 Indemnification Procedure.

(a) If an Indemnitee wishes to assert a claim for indemnity against the Indemnitors liable to it under this Article, it can only do so by giving a notice in writing (a "**Claim Notice**") to any one of the Indemnitors as soon as is reasonably practicable, which Claim Notice must provide reasonable particulars of the matters for which indemnity is then being sought and the amount of any actual loss, cost, expense or damage (including all reasonable legal fees and disbursements related thereto on a solicitor and his own client basis) suffered, sustained or incurred by the Indemnitee in connection with the matter in respect of which indemnity is so being sought.

(b) Subject to the assumption by the Indemnitor of a claim or defence pursuant to this Article, the Indemnitor shall have the period of ten (10) days following its receipt of such Claim Notice (such period being herein called the "**Cure Period**") in which to cure or rectify, at its sole cost, all of the matters for which indemnity is being sought, as specified in such Claim Notice, and the Indemnitor shall forthwith do all that is reasonably within its power to do so as to cause or effect such cure or rectification.

Section 9.03 If the matter for which indemnity is sought has not been fully cured or rectified to the satisfaction of the Indemnitee (acting in its sole discretion) prior to the expiration of the Cure Period, the Indemnitor shall, forthwith upon the expiration of the Cure Period, pay to the Indemnified Party the amount payable in respect of that matter pursuant to this Article.

Article X. GENERAL

Section 10.01 Notice. Each Party shall deliver all notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a "**Notice**") in writing and addressed to the other Party at its address set out below (or to any other address that the receiving Party may designate from time to time in accordance with this section). Each Party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid). facsimile. email, or certified or registered mail. Except as otherwise provided in this Agreement, a Notice is conclusively deemed effective only (a) if sent by personal delivery or by courier (all fees prepaid) on the date of actual receipt by the receiving party; if sent by facsimile or email of a PDF document on the date of transmission if a Business Day or if not a Business Day or after 5:00 p.m. on the date of transmission, on the next following Business Day; or if sent by certified or registered mail (postage prepaid) on the fourth day after the mailing thereof; and (b) if the party giving the Notice has complied with the requirements of this Section.

If to: Cultivar

77 King Street West, Suite 3000, P.O. Box 95, TD Centre North Tower, Toronto, ON M5K 1G8

Attention: Rahul Kushwah; Email: mailto:rahul.kushwahphd@gmail.com

If to: CHL

77 King Street West, Suite 3000, P.O. Box 95, TD Centre North Tower, Toronto, ON M5K 1G8

Attention: Rahul Kushwah; Email: mailto:rahul.kushwahphd@gmail.com

If to: Cultivar JA

5-9 South Odeon Avenue, Kingston 10 in the parish of Saint Andrew

Attention: Eugene Anthony Ffolkes; Email: effolkes@gmail.com

If to: Ffolkes

Montego Bay Racquet Club, Montego Bay, Box 245, St. James, Jamaica

Attention: Eugene Anthony Ffolkes; Email: effolkes@gmail.com

If to: Abrahams

Montego Bay Racquet Club, Montego Bay, Box 245, St. James, Jamaica

Attention: Peter and Sharon Abrahams; Email: abrahams_22@yahoo.ca

Section 10.02 Time. Time shall be of the essence of this Agreement.

Section 10.03 Applicable Law. This Agreement shall be interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario.

Section 10.04 Counterparts. This Agreement may be executed in one or more counterparts, which counterparts may be executed and delivered by electronic facsimile or such other electronic means, and which counterpart when so executed shall be deemed to be an original, and such counterparts together shall constitute a single instrument.

[Signature page follows]

Ef

[V3 – March 27, 2020]

IN WITNESS WHEREOF the Parties have duly executed this Agreement.

CULTIVAR HOLDINGS INC.

Per: /s/ Rahul Kushwah

Rahul Kushwah,
Chief Operating Officer
I have authority to bind the Corporation

CULTIVAR HOLDINGS LTD.

Per: /s/ Rahul Kushwah

Rahul Kushwah,
Chief Financial Officer and Secretary
I have authority to bind the Corporation

CULTIVAR JA LIMITED

Per: /s/ Eugene Anthony Ffolkes

Eugene Anthony Ffolkes
Authorized Signing Officer
I have authority to bind the Corporation

Witness

/s/ Eugene Anthony Ffolkes
EUGENE ANTHONY FFOLKES

Witness

/s/ Peter Abrahams
PETER ABRAHAMS

Witness

/s/ Sharon Abrahams
SHARON ABRAHAMS

IRREVOCABLE STOCK POWER FORM

FOR VALUE RECEIVED,

Name of Seller Eugene Ffolkes

Hereby sell, assign and transfer unto:

Cultivar Holdings Inc

(Please print or typewrite name and address, including postal/zip code, of assignee)

2,000,000 (2 million) ordinary Shares

Number of shares *Class of Shares* *Certificate Number* *Issuer Name*

Social Insurance or other identifying number of assignee Driver's Licence 102474478

Of the capital stock represented by the within certificate and do hereby irrevocably constitute and appoint National Securities Administrators Ltd., Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Date March 28 2020

Signed: /s/ Eugene Ffolkes

(person(s) executing this power sign(s) here)

Affix a Medallion Signature Guarantee imprint------->

IMPORTANT READ CAREFULLY

The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular without alteration or enlargement or any change whatsoever. The signature of the person executing this power must be guaranteed by an eligible Guarantor Institution such as a Commercial Bank, Trust Company, Securities Broker/Dealer, Credit Union, or Savings Association participating in a Medallion Program.
No other form of signature verification can be accepted.